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                                                                    EXHIBIT 99.1

For Immediate Release
Contact:  Mindy Tucker, Corporate Vice President, Strategic Planning
(212) 833-6073


                     LOEWS CINEPLEX ENTERTAINMENT ANNOUNCES
           DEBT AND EQUITY OFFERINGS TO OPTIMIZE FINANCIAL STRUCTURE
                             FOR FURTHER EXPANSION

OFFERS 10 MILLION SHARES OF COMMON STOCK; PLANS TO REPLACE PLITT NOTES WITH $200
                     MILLION IN SENIOR SUBORDINATED NOTES

NEW YORK, NEW YORK , JUNE 16, 1998

     Loews Cineplex Entertainment Corporation (NYSE: LCP; TSE: LCX) announced today a plan under which it intends to reposition the Company with a more favorable capital structure through a public equity offering and the replacement of its public debt with more attractive fixed-rate debt. The refinancing plan, which is estimated to reduce debt by approximately $100-$150 million, is designed to improve the Company's debt-to-equity ratio, reduce interest expense, extend long-term debt maturities, and expand its financial resources to fund theatre expansion in North American and international markets.

     The refinancing plan includes a proposed offering of 10 million shares of common stock, a proposed private placement of $200 million aggregate principal amount of Senior Subordinated Notes due 2008 pursuant to Rule 144A under the Securities Act of 1933, and the commencement of a cash tender offer and consent solicitation relating to $200 million aggregate principal amount of 10 7/8% Senior Subordinated Notes due 2004 of Plitt Theatres, Inc. Plitt is a wholly owned subsidiary of Loews Cineplex. The Company has filed a registration statement with the Securities and Exchange Commission covering the proposed stock offering, is commencing the 144A proposed debt offering, and has mailed to current bondholders an offer to purchase and consent solicitation statement.

     All of the shares to be sold by the Company in the common stock offering will be newly issued shares; existing shareholders, including the Company's management, will not be selling shares in the offering.

     The Notes to be issued pursuant to the debt offering have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.

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     Lawrence J. Ruisi, President and Chief Executive Officer of Loews Cineplex
said, "The refinancing plan we have proposed will provide Loews Cineplex with a stronger capital structure to continue its significant growth in the consolidating theatre exhibition industry and take advantage of the multitude of opportunities for new construction throughout the world. This plan will decrease our debt and annual interest costs, increase our operating cash flow, and improve the financial flexibility and liquidity of the Company. In addition, the plan will increase the public float of the Company and expand the Company's shareholder base. On a long-term basis, the proceeds from the stock offering, combined with funds available from the Company's Senior Credit Facility and operating cash flow, will be used to continue our global expansion, both domestically and internationally.

     The net proceeds to Loews Cineplex from the common stock offering and the debt offering will be used primarily to repurchase the Plitt 10 7/8% Senior Subordinated Notes due 2004, reduce debt outstanding under the Company's Senior Credit Facility, and increase funds available under this facility to finance the expansion of its circuit in North America and internationally.

     The timing of the debt and equity offerings, the interest rate associated with the debt offering and the anticipated offering price of the common stock are subject to market conditions and other factors. None of the transactions are conditioned on any other, and there can be no assurance that any or all of the elements of this refinancing plan will be consummated.

     The common stock offering is being lead-managed by Credit Suisse First Boston and co-managed by Bear, Stearns & Co. Inc., BT Alex. Brown, Goldman, Sachs & Co., and Salomon Smith Barney. When available, copies of the preliminary prospectus relating to the stock offering may be obtained from Credit Suisse First Boston, 11 Madison Ave., New York, New York, or from the offices of the other underwriters.

     Requests for additional information concerning the terms of the tender offer and consent solicitation and request for copies of the Offer to Purchase and Consent Solicitation Statement and related documents should be directed to Goldman, Sachs & Co., the Dealer Manager for the tender offer and consent solicitation, 85 Broad Street, New York, New York, (800) 323-5678 ext. 0557 or D.F. King, the Information Agent, at 77 Water Street, New York, New York, (800) 714-3306 (holders), or (212) 269-5550 (brokers call collect).

     A registration statement relating to the equity offering has been filed with the Securities and Exchange Commission but has not yet become effective. The common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the

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solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Loews Cineplex, formed by the May 1998 merger of Sony/Loews Theatres and the Cineplex Odeon Corporation, is one of the world's largest motion picture exhibition companies, with 2,800 screens in 438 locations primarily in major cities throughout the United States and Canada. Loews Cineplex's divisions include Loews Cineplex United States, Cineplex Odeon Canada, and Loews Cineplex International. Loews Cineplex operates theatres under the Loews, Sony and Cineplex Odeon names. Additionally, the Company's partnerships operate theatres under the Magic Johnson Theatres, Star Theatres and Yelmo Cineplex names.



For More Information:
     LOEWS CINEPLEX
     Mindy Tucker
     Corporate Vice President, Strategic Planning
     212/833-6073

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